                                                                      EXHIBIT 12

                              BRE PROPERTIES, INC.

                                 STATEMENT RE:
                       COMPUTATION OF RATIOS OF EARNINGS
                                TO FIXED CHARGES

                                           Year ended December 31,
                                  ---------------------------------------------
                                    2000      1999      1998     1997    1996
                                  --------  --------  --------  ------- -------
                                        (dollar amounts in thousands)
Net income before gains (loss)
 on sales of investments in
 rental properties and minority
 interest in income.............  $ 82,128  $ 78,609  $ 66,727  $49,345 $37,014
Provision for nonrecurring
 charges........................     3,075     1,250     2,400      --      --
Minority interest not
 convertible into Common Stock..      (518)     (600)      (98)     --      --
                                  --------  --------  --------  ------- -------
                                  $ 84,685  $ 79,259  $ 69,029  $49,345 $37,014
                                  ========  ========  ========  ======= =======
Fixed charges:
  Interest......................  $ 45,028  $ 41,695  $ 35,598  $21,606 $16,325
  Capitalized interest..........    16,434     9,485    12,606    1,178     269
  Preferred stock dividends.....     4,569     4,182       --       --      --
  Other.........................       148       144       112      112     108
                                  --------  --------  --------  ------- -------
                                  $ 66,179  $ 55,506  $ 48,316  $22,896 $16,702
                                  ========  ========  ========  ======= =======
Net income before gains (loss)
 on sales of investments in
 rental properties and minority
 interest in income and
 provision for nonrecurring
 charges and fixed charges,
 excluding capitalized interest
 and preferred stock dividends..  $129,861  $121,098  $104,739  $71,063 $53,447
                                  ========  ========  ========  ======= =======
Divided by fixed charges........  $ 66,179  $ 55,506  $ 48,316  $22,896 $16,702
                                  ========  ========  ========  ======= =======
Ratio of earnings to fixed
 charges........................       2.0       2.2       2.2      3.1     3.2
                                  ========  ========  ========  ======= =======
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